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                                                                  Exhibit 10.35


                               LICENSE AGREEMENT

This License Agreement ("Agreement") is made as of the 28 day of July, 1999 (the "Effective Date") by and between Radiance Medical Systems, Inc., a Delaware corporation ("RMS") with its principal place of business located at 13700 Alton Parkway, Irvine, California, United States, 92618 and BEBIG GmbH, ("BEBIG") with its principal place of business located at Robert-Rossle-Str. 10, 13125 Berlin, Germany.

     WHEREAS, BEBIG has developed and owns certain proprietary processes and materials from the manufacture of medical devices for the delivery of radiation therapy to the human body;

     WHEREAS, BEBIG is the exclusive licensee of the Hehrlein Patents (as defined below);

     WHEREAS, RMS desires to acquire a license to such technology and a sublicense to such patents for the development, manufacture and commercialization of medical devices for the delivery of radiation therapy to the human body; and

     WHEREAS, BEBIG is willing to grant such license and sublicense upon the terms and subject to the conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained in this License Agreement, the parties agree as follows:

     1.   DEFINITIONS.

          The following capitalized terms shall have the meanings given below:

          1.1 "Affiliate" shall mean, with respect to any Person, any other Person which controls, is controlled by, or is under common control with the first Person. For purposes of this definition, "control" means: (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

          1.2 "Effective Date" shall have the meaning set forth in the Preamble to this License Agreement.

          1.3 "Field" shall mean the design, development and commercialization of medical devices suitable for the radioactive treatment of occlusive cardiovascular and peripheral vascular diseases.

          1.4 "Hehrlein license" shall mean that certain Patent License Agreement between Dr. Christoph Hehrlein and BEBIG dated October 26, 1998.

          1.5 "Hehrlein Patents" shall mean all patents, pending patent applications and improvements related to be "C. Hehrlein Balloon-Based Radiation Delivery Devices" as more fully described on Exhibit A.
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     1.6  "Licensed Know-How" means information regarding methods and devices for the radioactive treatment of occlusive cardiovascular and peripheral vascular disease related to the Licensed Patents now existing or hereafter developed which is either confidential or not known or used by others who do not have licenses for such use, including, but not limited to, devices, specifications, methods of use, inventions and technical, business, design, manufacturing, bench, animal, clinical and the like information.

     1.7 "Licensed Patents" means (1) the patent rights owned or controlled or licensed by BEBIG or its Affiliates in the patents and patent applications identified on Exhibit A attached hereto, and the inventions covered by those applications and patents, and foreign counterparts thereof, and (ii) any additional patent rights BEBIG or its Affiliates now owns, controls or has access to, or may own, control or have access to in the future which are continuations, continuations-in-part, divisionals or refilings of the original applications upon which the aforementioned patent rights are based, and the inventions covered thereby, or foreign counterparts thereof, and upon any reexaminations, reissues, renewals or extensions thereof.

     1.8 "Licensed Product" shall mean a product, that incorporates, embodies, uses or is designed or produced using the Licensed Technology or Licensed Know-How.

     1.9 "Licensed Technology" shall mean the Licensed Patents and the Licensed Know-How.

     1.10 "Manufacturing Agreement" shall mean that certain facility set-up and contract manufacturing Agreement by and between BEBIG and RMS of even date herewith.

     1.11 "Net Sales" shall mean the amount invoiced for sales, leases or other dispositions of Licensed Products (other than sales, leases or other dispositions to Affiliates unless such Affiliate is the end user) less the following deductions (to the extent they are not already reflected in the amount billed):

          (a)  Discounts taken in amounts customary in the trade;

          (b) Import, export, excise, sales or use taxes, tariffs and duties directly imposed with reference to particular sales;

          (c)  Outbound transportation prepaid or allowed; and

          (d) Amounts allowed or credited on returns, rebates or retroactive price deductions.

          Licensed Products shall be considered "sold" when billed out or invoiced to a third party. If a Licensed Product is incorporated into another product or is sold in combination with other products or services and not invoiced separately, such Licensed Product shall be included in Net Sales at the then current list price for such quantities of such Licensed Product with any discount from list price being applied proportionately to the discount from list price of the product into which the Licensed Product was incorporated or the list price of the other products sold, as the case may be. If there is no then current list price for such Licensed Product, Net Sales will be based on the separate value of such Licensed Product and such other products or services, but in no event shall the

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value of such Licensed Product for such calculation be less than RMS's cost of goods for such Licensed Product, determined in accordance with generally accepted accounting principles.

          1.12 "Person" shall mean any person, corporation, organization, body or other legal entity.

          1.13 "Valid Claim" means a claim of an issued patent that has not been held or declared invalid, unpatentable or unenforceable by the relevant national patent office or a court of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable.

     2.   LICENSE TERMS.

          2.1 License Grant to RMS. Subject to the terms and conditions of this License Agreement, BEBIG hereby grants to RMS a worldwide, non-exclusive license under the Licensed Technology, including a sublicense under the Hehrlein license, to practice methods and to design, develop, manufacture, have manufactured, import, export, use, offer to sell, sell and otherwise dispose of License Products in the Field.

          2.2 Sublicensees. RMS shall give BEBIG notice of any sublicense granted by RMS. RMS shall be responsible for all obligations of such sublicensees hereunder, including without limitation their obligation to maintain confidentiality of information and to report Net Sales and to pay royalties on sales of Licensed Products.

          2.3 Hehrlein License Maintenance. BEBIG shall perform all of its obligations under the Hehrlein License and use its best efforts to maintain the Hehrlein license in full force and effect for the entire term of this Agreement, as it may be extended. In the event that despite such best efforts, BEBIG knows or has reason to believe that the Hehrlein License will be terminated, it shall provide prompt notice to RMS and shall cooperate with RMS in maintaining the Hehrlein License in effect, which cooperation may include assignment of the Hehrlein License to RMS or the loan or other advancing of funds to BEBIG to meet its financial or other obligations under the License.

     3.   TERM.

          3.1 Term. The initial term of this License Agreement (the "Initial Term") shall commence as of the Effective Date, and shall continue until July 1, 2002.

          3.2 Option to Renew. Upon the expiration of the Initial Term of this License Agreement, RMS has the option to extend this License Agreement until the expiration of all Licensed Patents hereunder, unless earlier terminated pursuant to Section 8 (the "Option Period"). RMS shall notify BEBIG of its option to extend this License Agreement, pursuant to Section 10.9, no later than July 1, 2002.



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     4.   LICENSE FEES

          4.1 Closing Fee. Within fifteen (15) days of the Effective Date of this License Agreement, RMS shall pay to BEBIG a one time license and option
fee of [     *     ] (the "Closing Fee").

          4.2 Annual Fee. Subject to the provisions set forth in Section 4.3, during the Initial Term of this License Agreement, RMS shall pay to BEBIG an
aggregate amount of [     *     ] payable in three annual installments (the
"Annual License Fee"). Each Annual License Fee shall be [     *     ], less any
License Fee Offset as set forth in Section 4.4. The first Annual License Fee is payable July 1, 2000, and each subsequent Annual License Fee is payable at one year intervals thereafter.

          4.3 Royalties. Subject to the provisions set forth in Section 4.3(b) and 4.4, if RMS exercises its option to extend this License Agreement pursuant to Section 3.2, the consideration payable to BEBIG during the Option Period (the "Royalties") shall be as follows:

               (a) Royalty Rate. RMS shall pay to BEBIG (i) a royalty of [*] percent[*] of Net Sales of Licensed Products if the sales would infringe a Valid
Claim of the German Licensed Patent [     *     ], no matter what country the
Licensed Product is sold in (i.e., BEBIG shall be entitled to royalties on worldwide Net Sales so long as the Licensed Product is covered by a Valid Claim
of the German Licensed Patent [     *     ]), and (ii) no royalties if such
sales would not infringe a Valid Claim of the German Licensed Patent [     *
] Such Royalties shall be subject to adjustments as set forth in Sections 4.3(b) and 4.4 below.

               (b) Adjustment of Royalty Rate. In the event that BEBIG licenses or sublicenses the Licensed Technology to a third party, the Royalties otherwise payable under Section 4.3(a) above shall be reduced by [ * ] percent [ * ] to a royalty rate of [ * ] percent [ * ] of Net Sales of Licensed Products.

               (c) Payment Dates and Statements. Within ninety (90) days of the end of each calendar quarter in which Net Sales occur, RMS shall calculate the Royalties owed to BEBIG under this Section 4 and shall remit to BEBIG the amount owed to BEBIG. Such payment shall be accompanied by a statement showing the calculation of the amount owed for Licensed Products, including the Net Sales of Licensed Products for that quarter (including the gross invoiced sales and permissible deductions therefrom), and the exchange rate (as determined pursuant to Section 4.6) used to directly convert any royalty amounts into U.S. Dollars.
               (d) Records and Accounting. RMS shall keep complete and accurate records of the latest three (3) years of Net Sales. BEBIG shall have the right annually at its own expense to have an independent, certified public accountant review such records upon at least twenty (20) days' notice and during reasonable business hours for the purpose of verifying Royalties payable to BEBIG. Such review shall be conducted so as not to unreasonably interfere with RMS's operations. Such accountant shall agree to appropriate confidentiality provisions and transmit to BEBIG only the results of its review and items necessary to show any discrepancy between RMS's reports. Results of such review shall be made available to both parties. If the review results in a determination of an underpayment of royalties to BEBIG, such underpayment shall be promptly


[*] Confidential Portions Omitted and Filed Separately with the Commission.


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remitted to BEBIG with interest as provided in Section 4.5. If such review determines that RMS' Net Sales were more than 110% of the Net Sales reported by RMS for the period under review, RMS shall pay all of the reasonable costs of such review.

          4.4 License Fee Offset. The Annual License Fee and the Royalties are subject to the following offsets (each, a "License Fee Offset"):

               (a)  the Closing Fee of [*];

               (b) all payments by RMS to BEBIG and its Affiliates, or paid by RMS for the account of BEBIG, including, but not limited to those related to or incurred in the performance of the Manufacturing Agreement such as {*} in service expenses; and revenues paid to BEBIG for the production of the Licensed Products, minus the amount expended for equipment purchases by BEBIG from RMS;

               (c) amounts expended by RMS in the enforcement of intellectual property rights pursuant to Section 6.3; and

               (d) amounts expended by RMS in obtaining or maintaining its rights to the Licensed Patents and/or Licensed Technology pursuant to Section 6.2.

     Such License Fee Offsets will be applied to either the Annual License Fee or Royalties, whichever is then applicable, on the date the same is paid or incurred by RMS. Each License Fee Offset is accrued and cumulative over the period this License Agreement is in effect, and any excess License Fee Offset not used shall be retained and used as an offset to a subsequent payment due hereunder.

          4.5 Late Payments. Any payment owed by BEBIG under this License Agreement that is not paid on or before the date such payment is due shall bear interest, to the extent permitted by applicable law, at [*] percent [*] per annum, calculated on the number of days such payment is delinquent.

          4.6 Currency of Payments. All payments under this License Agreement shall be made U.S. Dollars by wire transfer to such bank account as BEBIG may designate from time to time. Any payments due hereunder on Net Sales outside of the United States shall be payable U.S. Dollars at the average rate of exchange of the currency of the country in which the Net Sales are made as reported in the New York edition of The Wall Street Journal for the last month of the quarter for which the royalties are payable.

          4.7 Blocked Currency. If the law or regulation of any country shall at any time operate to prohibit the transfer of funds therefrom to BEBIG, RMS shall notify BEBIG to such effect and (provided that RMS shall first attempt in good faith to follow BEBIG's instructions pursuant to the first sentence of
Section 4.6) shall have the right to pay or cause to be paid royalties hereunder on account of its sales and the sales of its Affiliates and sublicensees in such country by depositing local currency (if RMS is paid in such currency) to the account of BEBIG in an interest-bearing account if permissible at the prevailing commercial interest rate in a bank in such country (which account and bank are reasonably acceptable to BEBIG). RMS shall thereafter cooperate with BEBIG in


[*] Confidential Portions Omitted and Filed Separately with the Commission.


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BEBIG's efforts to obtain the lawful release of said funds to BEBIG, but shall have no further responsibility therefor.

          4.8 Tax Withholding. If laws or regulations require the withholding of income taxes owed by BEBIG on account of royalties accruing under this License Agreement, such taxes shall be deducted on a country-by-country basis by RMS from such remittable royalty and will be paid by it to the proper taxing authority. Proof of payment shall be secured and sent to BEBIG as evidence of such payment.

          4.9 Other Taxes. RMS shall pay all sales, use, transfer or similar taxes, whether foreign, federal (United States), state or local, however designated, that are levied or imposed by reason of the sale or transfer of Licensed Products contemplated hereby, and any penalties, interest and collection or withholding costs associated with any of the foregoing items, excluding, however, taxes accruing to BEBIG under applicable law.

     5.   TRANSFER OF TECHNOLOGY.

          5.1 Transfer of Technology. Within forty-five (45) days of the Effective Date, BEBIG will supply RMS with such information and materials in its possession relating to the Licensed Materials which is reasonably necessary or useful to enable RMS to develop, design, [manufacture, have manufactured], use and sell Licensed Products in the Field. Thereafter, BEBIG shall supply such assistance as is reasonably requested by RMS, subject to the parties agreement regarding payment therefor.

          5.2 Periodic Review; Consultation. During the development and manufacture of Licensed Products, the parties shall consult regularly with one another and keep each other generally informed of progress. Each party shall designate an authorized representative (and "Authorized Representative") who shall oversee the day-to-day operation of the rights and obligations of each such party under this Agreement. Either party may change its Authorized Representative by giving the other party written notice of its new representative in the manner provided herein. The Authorized Representatives shall meet at least once per calendar year to review progress on the development of Licensed Products. Such meetings will take place at a mutually agreeable time and place and may be attended by other employees or consultants of the parties.

     6.   INTELLECTUAL PROPERTY.

          6.1 Ownership of Intellectual Property. Except to the extent licenses or rights are granted herein, BEBIG retains the entire right, title and interest in and to the Licensed Technology, RMS and BEBIG shall each own, and have the right to apply for patents with respect to any inventions made solely by its respective employees. RMS and BEBIG shall jointly own any inventions made jointly by employees of both parties. In such event, the parties shall cooperate to obtain patent protection on such joint inventions as they may reasonably determine and shall share equally the costs thereof (provided however, that if BEBIG's interest in such joint invention is included in the Licensed Technology and licensed to RMS hereunder, BEBIG shall pay all the costs of obtaining patent protection). In the event one party does not wish to obtain such patent protection of a joint invention, the other party may seek such patent protection in its own name only, with all rights in such joint invention being assigned to such party.

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          6.2  Patent Prosecution. BEBIG shall file, prosecute and maintain the
Licensed Patents. BEBIG shall periodically confer with RMS regarding its planned patent activities, and shall reasonably consider RMS' requests with respect thereto. In the event BEBIG determines not to file, prosecute or maintain any Licensed Patent in any jurisdiction or jurisdictions, BEBIG shall notify RMS of such determination at least ninety (90) days prior to any applicable deadline. If BEBIG makes such determination, RMS may elect to file, prosecute or maintain any such Licensed Patent in such jurisdiction at its own expense, and BEBIG shall provide reasonable assistance. In such event, RMS may deduct from amounts payable to BEBIG hereunder, as a License Fee Offset, its expenses in filing, prosecuting and maintaining such Licensed Patents.

          6.3 Enforcement of Intellectual Property Rights. In the case of any infringement of any Licensed Patents or other violation of any intellectual property rights contained in the Licensed Technology by any third party during the term of this License Agreement, BEBIG shall have the right, at BEBIG's expense, to cause such party to cease such infringement and to otherwise enforce such Licensed Patent or such other intellectual property rights. RMS shall assist BEBIG as reasonably requested in taking any such actions against any such infringer. Should BEBIG fail to take action within sixty (60) days after having been notified of any alleged infringement or violation, and provided that such infringement has occurred in the Field, RMS may, upon notice to BEBIG, take any steps RMS may deem appropriate against such infringer at RMS' own expense. BEBIG shall assist RMS as reasonably requested in taking any such action against any such infringer. Any amount recovered as a result of any action taken by BEBIG or RMS hereunder shall be first applied to reimbursing the party taking such action for its out-of-pocket expenses, and then to reimbursing the other party for its out-of-pocket expenses, if any. In the event that RMS does not recover its expenses, any amount not recovered shall be considered as a License Fee Offset as against amounts payable to BEBIG under this License Agreement pursuant to Section 4.4.

          6.4 Invalidity or Non-Infringement Action. In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patents shall be brought against either party, and in such event BEBIG does not elect to defend against such action, BEBIG shall notify RMS and RMS, at its option, shall have the right, within thirty (30) days after such notice from BEBIG, to intervene and take over the defense of the action at its own expense; provided that RMS shall consult with BEBIG on material aspects of such litigation and provided further that RMS shall select counsel to which BEBIG has no reasonable objection. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of BEBIG, which consent shall not be unreasonably withheld or delayed.

          6.5 Abandonment of Suit. Should BEBIG or RMS commence or defend a suit under the foregoing provisions and thereafter elect to abandon the same, the abandoning party shall give timely written notice to the other party and such other party may continue prosecution of such suit, with the expenses and recovery being allocated as set forth in Section 6.3.

          6.6 Alleged Infringement. If, during the term of this License Agreement, any third party (other than an Affiliate of a party) claims that RMS' making, using or selling of Licensed Products hereunder infringes on a third-party patent, or other proprietary rights of a third party as a result of the use of the Licensed Patents and/or the Licensed Technology, within one hundred and twenty (120) days after notice by RMS, BEBIG shall either (i) procure for RMS the right to exercise all rights licensed under this License Agreement without any additional payment therefor by RMS.

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or (ii) advise RMS that it elects not to procure such rights itself. If BEBIG does not procure such right within such 120-day period after notice of such claim by RMS, RMS shall have the right, but not the obligation, to procure such rights itself. RMS shall be entitled to offset any expenses or costs it incurs in obtaining or maintaining such rights as an License Fee Offset as against amounts payable to BEBIG under this License Agreement pursuant to Section 4.4.

          6.7 Cooperation. In the event of any action against or by a third party, the party not bringing or defending such suit shall cooperate in all respects, execute any documents reasonably necessary to permit the other party to prosecute or defend such suit, and to the extent reasonable shall make available its employees and relevant records to provide evidence for such suit.

          6.8 Intellectual Property Representations and Warranties. BEBIG represents, warrants and covenants to RMS, as of the Effective Date, as follows:

               (a) It is the sole and exclusive owner of the entire right, title and interest in the Licensed Patents and Licensed Technology (subject to the [ * ]), with the right to license the same to RMS, free and clear of all encumbrances, liens, claims, licenses and security interests of any kind and has not exclusively licensed the same to any third party.

               (b) It is the sole and exclusive license of the [ * ] Patents under the [ * ], such license is in full force and effect and neither BEBIG or [ * ] is in breach thereof, and a true copy of such license has been delivered to RMS.

               (c) There are no actions, suits or proceedings pending or, to BEBIG's knowledge, threatened against BEBIG or any of its Affiliates, at law or in equity before any court or administrative office or agency which affect the use of the Licensed Patents or the Licensed Technology by RMS hereunder.

               (d) Each of the patents in the Licensed Patents is valid and in good standing and each of the patent applications included in the Licensed Patents is currently pending and in good standing, and has not been abandoned.

               (e) To BEBIG's knowledge, the practice by RMS of the Licensed Technology, and the activities of BEBIG under the Development and Manufacturing Agreement, will not violate the patent or other proprietary rights of any third party.

     7.   CONFIDENTIAL INFORMATION

          7.1 Confidentiality. RMS and BEBIG realize that some information received by one party from the other pursuant to this License Agreement will be confidential. It is therefore agreed that any information received by one party from the other which is in writing or promptly reduced to writing shall not be disclosed by the receiving party to any third party and shall not be used by the receiving party for purposes other than those contemplated by this License Agreement for a period of three (3) years from and after the date such information is disclosed. The receiving party shall use the same degree of care with respect to such information that it uses with respect to its own information which it intends to maintain proprietary and confidential. Except as expressly granted herein, nothing in this License Agreement shall be construed to grant either party any license or other right to the confidential information or proprietary information (including but not limited to


[*] Confidential Portions Omitted and Filed Separately with the Commission.


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patents, patent applications, know-how, trade secrets and copyrighted works of the other party. However, nothing in this License Agreement shall prevent the receiving party from exercising any legal rights to use, disclose, duplicate, or publish any such information:

          (a) which was in the public domain at the time of the disclosure to the receiving party, or which thereafter fell into the public domain without any fault of the receiving party;

          (b) which the receiving party rightfully had in its possession prior to the disclosure as evidenced in writing;

          (c) which the receiving party lawfully obtained without restriction from a third party who is not under any confidentiality obligations to the disclosing party;

          (d) which, in the case of an oral disclosure, shall not have been subsequently disclosed in writing to the receiving party within thirty (30) days after such oral disclosure;

          (e) which is developed by the receiving party independently of such disclosure; or

          (f) which is inherently or necessarily disclosed to the public by the display or commercial sale of any product or system, by the issuance of a related patent or in compliance with the lawful requirements of the Department of Health and Human Services of the United States.

     7.2 Confidentiality Agreements. Each party shall maintain agreements with their respective employees and representatives providing for confidentiality and non-use commitments consistent with its obligations hereunder and will require all of their employees, consultants, clinical collaborators, agents or others who have access to any such confidential information of the other party to execute confidentiality and non-use agreements covering such confidential information subject to Section 6 and will exercise its reasonable best efforts to obtain compliance therewith.

     7.3 No Disclosure Without Consent Or Legal Requirement. Neither party shall release any information to any third party with respect to the terms or existence of this License Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld). This prohibition includes, but is not limited to, press releases, educational and scientific conferences, promotional materials, and disclosures to (or disclosures with) the media. It is understood, however that the parties shall have the right to provide required information concerning this License Agreement to investors and potential investors, and to Affiliates in order to enable them to carry out the activities contemplated hereunder. In addition, each party may, in its reasonable judgment, disclose such information as may be required by law. Each party agrees to notify the other party of its intention to disclose such information to a third party (but not the identity of the third party). Neither party shall use the name of the other party in any publication or promotional material or in any form for public distribution without the prior written consent of the other party.


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     8.   TERMINATION.

          8.1 Default and Effects Thereof. Upon any failure of either party to comply with its obligations under the License Agreement in any material respect which shall continue for more than sixty (60) days after notice thereof from the non-defaulting party to the defaulting party, the non-defaulting party shall be entitled, without prejudice to any of its other rights under this License Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this License Agreement by giving notice to that effect to the defaulting party. The right of either party to effect such termination of such license shall not be affected in any way by its waiver or failure to take action with respect to any previous default with respect to this License Agreement.

          8.2 Insolvency or Bankruptcy. Either party may, in addition to any other remedies available to it by law or in equity, terminate this License Agreement by written notice to the other party in the event (i) the other party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or (ii) there shall have been appointed a trustee or receiver of the other party or for all or a substantial part of its property, or (iii) any case or proceeding shall have been commenced or some other action taken by or against the other party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act of law of any jurisdiction now or hereafter in effect or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other party, and any such event or action shall have continued for ninety (90) days undismissed, unbounded and undischarged; provided, however, that no such right to terminate shall pertain solely by virtue of a voluntary reorganization for the purpose of solvent amalgamenation or reconstruction.

          8.3 Effect of Termination. Upon termination of this License Agreement for any reason:

               (a) Neither party shall be released from any obligation that matured prior to the effective date of such termination.

               (b) Each party will return and deliver to the other party all materials and documents containing Confidential Information of the other party.

               (c) The provisions of Sections 7 and 9 shall survive any termination of this License Agreement or any license hereunder for a period of three (3) years.

               (d) In the case of expiration of this License Agreement resulting from expiration of all Licensed Patents, RMS shall retain a non-exclusive, fully-paid, worldwide, perpetual license to exploit the Licensed Technology in the Field.

     9.   INDEMNIFICATION.

          9.1 Indemnification of BEBIG. RMS will indemnify and hold BEBIG harmless against all actions, suits, claims, demands, or prosecutions ("claims") that may be brought or instituted against BEBIG arising from RMS' exploitation of the license granted to hereunder except to



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the extent such claims from the negligence or the breach by BEBIG of its obligations hereunder or the License, Development and Manufacturing Agreement.

               BEBIG will promptly notify RMS within a reasonable time after it become aware of any claim, action or proceeding that may be subject to indemnification pursuant to this Section 9.1 and will cooperate with and authorize RMS to carry out the sole management and defense of such claim, action or proceeding with counsel reasonably acceptable to BEBIG. BEBIG will not compromise or settle any claim, action or proceeding subject to indemnification without the prior written approval of RMS.

          9.2 Idemnification by RMS. BEBIG shall defend, indemnify and hold RMS harmless from and BEBIG shall defend or settle, any claim, demand, action, proceeding or suit against RMS, its Affiliates or sublicensees arising out of any breach of BEBIG's covenants, representations and warranties herein.

     10.  MISCELLANEOUS PROVISIONS

          10.1 No Partnership. Nothing in this License Agreement is intended or shall be deemed to constitute a partnership, agency, employer, employee or joint venture relationship between the parties. Neither party shall incur any debts or make any commitments for the other.

          10.2 Assignments. Except as otherwise provided herein, neither this License Agreement nor any interest hereunder shall be assignable by either party by operation of law or otherwise without the prior written consent of the other (which shall not be unreasonably withheld), provided, however, that no consent shall be required for any assignment of this License Agreement by either party in connection with the transfer of substantially all of its business to which this License Agreement relates.

          10.3 Force Majeure. Neither party shall be liable to the other for loss or damages or shall have any right to terminate this License Agreement for any default or delay attributable to any act of God, earthquake, flood, fire, explosion, strike, lockout, labor dispute, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority (including, without limitation, medical device regulatory authorities) or representative of any such government if the party affected shall give prompt notice of any such cause to the other party. The party given such notice shall thereupon be excused from such of its obligations hereunder as it is so disabled from performing. Notwithstanding the foregoing, nothing in this Section shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

          10.4 No Trademark Rights. Except as set forth above, no right, express or implied, is granted by this License Agreement to use in any manner any trade name or trademark of BEBIG or RMS in connection with the performance of this License Agreement or the exploitation of any license granted hereunder.

          10.5 Public Announcements. Copies of press releases or similar written communications containing a party's name shall be provided to that party for approval prior to release.

     10.6 Entire Agreement of the Parties; Amendment. This License Agreement constitutes and contains the entire understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence and understandings and agreements, whether verbal or written, between the parties respecting the subject matter hereof. No waiver, modification or amendment of any provision of this License Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each of the parties.

     10.7 Severability. In the event any one or more of the provisions of this License Agreement should for any reason be held by any court or authority having jurisdiction over this License Agreement or either of the parties to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed by addition or deletion of working as appropriate to avoid such result and as nearly as possible approximate the intent of the parties and, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this License Agreement shall not be affected.

     10.8 Captions. The captions to this License Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this License Agreement.

     10.9 Notice and Delivery. Any notice, requests, delivery, approval or consent required or permitted to be given under this License Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by internationally recognized courier or telecopier (with confirmed answer-back) to the party to whom it is directed at its address shown below or such other address as such party shall have last given by notice to the other party.

          If to RMS, addressed to:

               Radiance Medical Systems, Inc.
               13700 Alton Parkway, Suite 160
               Irvine, California 92618
               Telephone:  001-949-457-9546
               Telecopier: 001-949-457-9561
               Attention: Chief Executive Officer

          If to BEBIG, addressed to:

               BEBIG GmbH
               Robert-Rossle-Str. 10,
               13125 Berlin, Germany
               Telephone:  011-49-30-94-10-8430
               Telecopier: 011-49-30-9410-8412
               Attention: General Manager

     10.10 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF ANY OF THE TERMS OR CONDITIONS OF

THIS LICENSE AGREEMENT OR WITH RESPECT TO THEIR PERFORMANCE OR LACK THEREOF.

          10.11 Informal Dispute Resolution. In an effort to resolve informally and amicably any claim, controversy, or dispute arising out of or related to the interpretation, performance, or breach of this License Agreement (a "Dispute") without resorting to litigation, each party shall notify the other party to the Dispute in writing of any Dispute hereunder that requires resolution. Such notice shall set forth the nature of the Dispute, the amount involved, if any, and the remedy sought. Each party shall promptly designate an executive-level employee to investigate, discuss and seek to settle the matter between them. If the two designated representatives are unable to settle the matter within thirty
(30) days after such notification, the matter shall be submitted to BEBIG's and RMS' Chief Executive Officer for consideration. If settlement cannot be reached through their efforts within an additional thirty (30) days (or such longer time period as they shall agree upon in writing) then either party may thereafter take such actions as they deem appropriate. The parties agree that any applicable statute of limitations shall be tolled during the pendency of such informal dispute resolution process and that neither party shall raise or assert any claim of laches or other legal or equitable principle of limitation or repose of action based upon such process.


          10.12 Attorneys' Fees. Except as otherwise provided herein, each party shall bear its own legal fees incurred in connection with the transactions contemplated hereby, provided, however, that if any party to this License Agreement seeks to enforce its rights under this License Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

          10.13 Governing Law, Venue. This License Agreement shall be governed by and construed in accordance with the laws of the State of California, United States, without regard to the conflict of laws provisions thereof, and, subject to the informal dispute resolution in Section 10.11, all disputes with respect to this Agreement shall be exclusively heard in the federal or state court, in Orange County, California.

     IN WITNESS WHEREOF, the parties have caused this License Agreement to be executed by their respective duly authorized officers as of the day and year first set forth above, each copy of which shall for all purposes be deemed to be an original.


                                   RADIANCE MEDICAL SYSTEMS, INC.


                                   By: /s/ MICHAEL R. HENSEN
                                       -------------------------------------
                                   Name: Michael R. Hensen
                                       -------------------------------------
                                   Title: CEO and President
                                       -------------------------------------


                                   BEBIG GmbH



                                   By: /s/ A. ECKERT
                                       -------------------------------------
                                   Name: A. Eckert
                                       -------------------------------------
                                   Title: General Manager
                                       -------------------------------------

                                   EXHIBIT A



BEBIG LICENSED PATENTS
----------------------

              1. German Patent # DE 19600669 C2

              2. PCT Application # WO 96/22121 41

              3. All other issued patents and patent applications
                 licensed to BEBIG dealing with "C. Hehrlein Balloon-Based Radiation Delivery Devices"